CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, International, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (Registration No. 333-182076) of our report dated March 30, 2012, with respect to the consolidated balance sheets of Net Element, Inc. as of December 31, 2011 and December 31, 2010, and the related consolidated statements of operations, changes in stockholders’ deficiency in assets, and cash flows for the twelve months ended December 31, 2011 and the nine months ended December 31, 2010. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

February 7, 2013